Exhibit 10.9

June 3, 2014

Jeffrey R. McGraa

290 Lake Sherwood Drive

Westlake Village, CA 91361

Dear Jeff:

We are pleased to let you know that earlier today we jointly announced the proposed combination of 1st Enterprise Bank (“FENB”) and California United Bank (“CUB”), to form what will be the premier business bank in the southern California market. We are looking forward to your participation in this combination and expect the combination will provide employees in positions such as yours with significant opportunity. We believe that you will have an important ongoing role as part of the combined institution in the future, and wanted you to know this as quickly as possible. We are committed to keeping all of the employees of both institutions updated as the transaction moves forward.

It is our pleasure to notify you that at the Closing you will be offered the opportunity to continue as an Executive Vice President – Credit Administration of the combined bank. No change in your office location is currently contemplated.

You have previously been notified of your participation in an FENB “pay-to-stay” plan to encourage your assistance with the pre-merger transition. To thank you for your future contributions to the combined bank, you will also be eligible to receive a special incentive payment (“Incentive Payment”) in the gross amount of $50,000 if you are an employee at the time of the Closing and remain employed with the combined bank for a twelve month period following the Closing Date (“Payment Date”). The Incentive Payment will be subject to deductions required by law and will be paid in a one-time, lump sum payment within 10 days of the Payment Date.

In addition to the Incentive Payment, in order to provide you with an opportunity to increase your ownership of the combined company we will recommend to the Board of Directors of CU Bancorp (or an appropriate committee thereof) that you be granted 4,000 shares of CU Bancorp restricted stock pursuant to the terms and conditions of the CU Bancorp 2007 Equity and Incentive Plan, as amended. This restricted stock would vest over a 3 year period with 1/3 vesting on the first anniversary of the grant, 1/3 on the second anniversary and the remainder on the third anniversary. This recommendation will take place at the next scheduled Board of Directors Meeting following the Closing. Should the Board approve the grant, a full disclosure of the terms and conditions of this grant will be provided to you.

Jeffrey R. McGraa

June 3, 2014

Between now and the Closing we do not expect any changes in your normal duties other than activities preparing for the integration of our banks’ operations. Salary and benefits will not change. However, immediately following the Closing your annual base salary will be increased to $250,000.

At this time, subject to obtaining the necessary regulatory and shareholder approvals, we expect the merger to be finalized in the latter part of October or early November 2014 (the “Closing”).

If the transaction is terminated for any reason, you will continue your employment with FENB under the same terms and conditions of your current position with FENB.i

Please feel free to contact the undersigned with any questions or concerns regarding the information in this letter. Please date and sign the additional copy of this letter in the space provided below, indicating your receipt of the letter and your understanding of its contents, and return it to Melanie Black or Susan Smith within five business days of your receipt of the letter.

We appreciate your contribution to FENB and we look forward to your continuing contribution to the combined bank.

Sincerely,

/s/ K. Brian Horton	/s/ David I. Rainer
K. Brian Horton	David I. Rainer
President	President & CEO
1st Enterprise Bank	California United Bank

I have read and understand the above:

/s/ Jeffrey McGraa	06/03/2014
Jeffrey McGraa	Date

[i]	Nothing in this letter constitutes an employment contract or alters the nature of your at-will employment status.